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                            SCHEDULE 14A INFORMATION

              Revised Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 1)

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    /X/  Revised Definitive Proxy Statement

                          FOUNDATION HEALTH SYSTEMS, INC.
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                (Name of Registrant as Specified In Its Charter)

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     The following is a revised Report of the Compensation and Stock Option
Committee on Executive Compensation for Fiscal Year 1996 (the "Revised Compensation Report") that was contained in the definitive PROXY STATEMENT for Foundation Health Systems, Inc. on pages 14 through 16 dated as of July 10, 1997. The Revised Compensation Report reflects certain clarifications of the actions taken by the Compensation and Stock Option Committee for the 1996 fiscal year.

            REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON
                  EXECUTIVE COMPENSATION FOR FISCAL YEAR 1996

INTRODUCTION AND BACKGROUND

    The following report is provided in accordance with the rules of the Securities and Exchange Commission and covers compensation policies applicable to the executive officers of HSI during 1996. The report has been approved by the members of the Compensation Committee, which functions in substantially the same capacity as the Compensation and Stock Option Committee of HSI (the "Predecessor Committee").

    In 1996, until February 23, 1996 the Predecessor Committee was comprised of the following four non-employee directors of HSI: Dr. Austin and Messrs. Bouchard (Chairman), Mancino and Montgomery. On February 23, 1996, the Predecessor Committee's size was reduced to three members, each of whom was an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The members of the Predecessor Committee following this change were Messrs. Bouchard (Chairman), Farley and Murphy. Following the FHS Combination the Compensation Committee's membership was increased to four "outside directors" (within the meaning of Section 162(m) of the Code). On the date of this report, the members of the Compensation Committee are Messrs. Bouchard (Chairman), Hanselman, Farley and Troubh.

    Under the By-Laws of HSI, the Predecessor Committee was responsible for setting the compensation levels of the Chief Executive Officer and the most highly compensated officer other than the Chief Executive Officer (in each case subject to Board ratification) and certain other senior executives, including the "Named Executive Officers" listed below in the Summary Compensation Table. The Predecessor Committee was also responsible for the administration of HSI's stock option and other stock-based and equity-based plans.

COMPENSATION PHILOSOPHY

    The Predecessor Committee designed the compensation system to include three components: base salary, short-term incentive pay in the form of an annual cash bonus opportunity and long-term equity based incentive compensation. Compensation decisions were based upon competitive market pay practices, corporate or unit performance and individual contributions. The Predecessor Committee, with the assistance of independent consultants, developed base line and target compensation levels based on pay practices of a group of eight healthcare organizations with annual revenues ranging from $2.4 billion to $4.0 billion. All of these companies whose stock is currently publicly traded are included in the "Selected Peer Group" in the stock performance graph set forth later in this Proxy Statement.

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    The Predecessor Committee desired over time to establish base salaries at or below the median for the peer group, but to provide an opportunity for total cash compensation (base salary plus annual cash bonus) to reach the top quartile based on corporate performance. In this way, the Predecessor Committee sought to have a significant portion of annual compensation at risk. In addition, the Predecessor Committee awarded a meaningful number of stock options in 1996 with a view to directly aligning each executive's long-term financial interests with the shareholders and to retaining talented senior executives. The options granted in 1996 provided for termination and a "clawback" of realized gains if the executive resigned and joined a competitor.

    The Compensation Committee intends to continue the philosophy of the Predecessor Committee by placing a significant portion of each year's compensation at risk and by using equity appreciation as the primary element of long-term incentive compensation. Like the Predecessor Committee, the Compensation Committee will make adjustments during the first several compensation periods to balance the pay practices of the constituent companies in the merger in accordance with competitive benchmarking.

BASE SALARY

    During 1996 the base salary levels of Dr. Hasan (the Chief Executive Officer) and Dr. Berkbigler were governed by their respective employment agreements that became effective as part of the merger involving Health Net and QualMed, Inc. that formed HSI, which employment agreements provided for salary increases of 7% per year. The base salaries of the other Named Executive Officers were not changed in 1996. The base salaries of the Named Executive Officers in 1996, on average, slightly exceeded the median level of the peer group of healthcare companies. Dr. Southam's base salary was negotiated when he was hired during 1996 and was within the range established by the Predecessor Committee's guidelines.

ANNUAL INCENTIVES

    Pursuant to HSI's Performance-Based Annual Bonus Plan adopted by its stockholders, annual incentives for the Named Executive Officers, including the Chief Executive Officer, were based on consolidated income from operations before taxes, as determined in accordance with generally accepted accounting principles. Under the plan, the annual bonuses are based on a maximum cash bonus pool equal to 2.5% of consolidated income from operations before taxes provided that an annual performance goal of $62.5 million of such consolidated income is met.

    Subject to review and certification by the Predecessor Committee, each participant was eligible to receive a pro rata share of the bonus pool based on the relationship of his salary determined at the beginning of the relevant year to the combined salaries of all participants at the beginning of the relevant year. Under the terms of the Performance-Based Annual Bonus Plan, the Predecessor Committee retained the discretion to reduce or eliminate awards to any participant based on its consideration of any extraordinary changes which may have occurred during the year as well as business performance criteria such as net income, cash flow, earnings per share and other relevant strategic considerations.


    As shown in the table, no cash bonuses were paid (through the exercise of the Predecessor Committee's negative discretion under the plan) to the Chief Executive Officer or the other Named Executive Officers (other than Dr. Southam) for the 1996 plan year. In exercising such negative discretion, the Predecessor Committee acknowledged the voluntary waiver by Dr. Hasan and certain other senior executives of any expectation of a bonus payout for 1996 notwithstanding the fact that such executives achieved the threshold performance targets considered by the Predecessor Committee in connection with potential bonus awards for 1996. As set forth elsewhere in this Proxy Statement, the current Compensation Committee also intends to exercise appropriate negative discretion in administering the Performance-Based Annual Bonus Plan (and the new Performance-Based Annual Bonus Plan proposed for stockholder approval).


    Dr. Southam's bonus was a predetermined amount negotiated as part of his employment contract. In addition, Dr. Hasan (as shown in the "All Other Compensation" column of the table) was credited with an employer contribution under the prior HSI SERP in the amount of $818,918 to reflect amounts that would

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have accrued under such SERP had his employment with QualMed been taken into account, as required under his employment contract.

STOCK COMPENSATION

    During early 1996, HSI granted a significant number of stock options to the Chief Executive Officer and other Named Executive Officers. The size of the option grants reflected the fact that no options had been granted during 1995 because of a pending merger that was not consummated and the fact that previously granted options had vested in connection with the proposed merger. In determining the number of options to be granted, the Predecessor Committee considered the advice of outside consultants, which was based upon the competitive practices at the group of peer companies, as well as each individual executive's position and potential for helping the Company to achieve its long-term objectives. This review of competitive practices was the primary consideration in establishing the number of options to be granted to Dr. Southam as part of his employment contract and to Dr. Berkbigler following his promotion and assumption of greater responsibilities.

    During 1996, the Predecessor Committee awarded 300,000 options to Dr. Hasan. The size of this grant was established in part by reference to the peer group survey and with a view toward incentivizing Dr. Hasan in his key role in establishing the future direction of HSI and implementing its goals. The grant was structured to maximize the incentive for Dr. Hasan to increase shareholder value by setting the strike price of one-third of the options at 115% of the market price of HSI's stock on the date of grant and another one-third of the options at 125% of such market price.

    Stock options are also considered effective long-term incentives by the Compensation Committee because an executive receives a gain only if the Company's stock value increases and its stockholders also receive a gain. The Compensation Committee intends to continue to use options and other equity-based incentives as the primary element of long-term compensation for the Company's executive officers.

COMPENSATION DEDUCTIBILITY POLICY

    The Compensation Committee's policy with respect to the tax deductibility of compensation in excess of $1 million payable to each of the Named Executive Officers is to comply with the requirements of Section 162(m) of the Code applicable to qualified performance-based compensation to the extent such compliance is practicable and in the best interest of the Company and its stockholders.

                               J. Thomas Bouchard, Chairman

                               Richard W. Hanselman

                               Thomas T. Farley

                               Raymond S. Troubh


                                                         Dated: August 1, 1997